Exhibit 4.40

BCA TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “BCA Termination Agreement”) is entered into as of September 12, 2025, by and among Apollo Technology Capital Corporation (formerly known as Nobul AI Corp.), an Ontario corporation (“Apollo”), and Check-Cap Ltd., an Israeli company (“Check-Cap”). Apollo and Check-Cap are sometimes referred to individually as a “Party” and, collectively, as “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the BCA (as defined below).

WHEREAS, reference is made to that certain Exchange Agreement, dated as of September 12, 2025, by and between Apollo and Check-Cap (the “Exchange Agreement”), pursuant to which Apollo and Check-Cap agreed to extinguish certain indebtedness of Apollo for shares of capital stock of Apollo, subject to and conditioned upon the Closing (as defined herein) and effective as of the BCA Termination Effective Date (as defined herein);

WHEREAS, reference is made to that certain Business Combination Agreement, dated as of March 25, 2024 (as amended, the “BCA”), made by and among Apollo and Check-Cap;

WHEREAS, Section 9.1(a) of the BCA provides that the BCA may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Closing Date by the mutual written consent of Check-Cap and Apollo; and

WHEREAS, subject to and conditioned upon the Closing and effective as of the BCA Termination Effective Date, Check-Cap and Apollo have mutually consented to the termination of the BCA and the resulting abandonment of the transactions contemplated thereby, as of the date of this BCA Termination Agreement and desire to enter into this BCA Termination Agreement as their mutual written consent.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and intending to be legally bound, Check-Cap and Apollo (for itself and Merger Sub) hereby agree as follows:

1. Termination of the BCA. Concurrently with the closing of the merger pursuant to that certain Agreement and Plan of Merger, dated September 12, 2025, by and among the Company, MBody AI Corp, a Nevada corporation, and CC Merger Sub Inc., a Nevada corporation and a direct, wholly owned subsidiary of the Company (the “Closing”) and in accordance with Section 9.1(a) of the BCA and the terms of this BCA Termination Agreement, the BCA shall be automatically terminated by mutual written consent of the Parties (the “BCA Termination”) effective as of the Closing (the date of such termination, the “BCA Termination Effective Date”). Except as set forth in Section 9.2 of the BCA, effective as of the BCA Termination Effective Date, the Parties’ right, title, and interest in and rights, duties and obligations with respect to the BCA will terminate and be of no further legal force or effect without any further action of any Party.

2. Mutual Release; Waiver.

a.	Effective as of the BCA Termination Effective Date, each of Check-Cap, Apollo and their respective partners, members, shareholders, directors, officers, employees, Subsidiaries, Affiliates, agents or other Representatives (each, a “Releasing Party”) represents and warrants that it (i) has no Claims (as defined below) and (ii) has not transferred or assigned, or purported to transfer or assign, any Claims, and covenants that it will not transfer or assign, or purport to transfer or assign, any Claims, in each case, against Check-Cap, on the one hand, or Apollo, on the other hand, or any current or former Affiliates of Check-Cap or Apollo, which in each case includes, but is not limited to, Subsidiaries, officers, directors, employees, managers, partners, principals, advisors, agents, stockholders, members, investors, equity holders or other representatives, successors, predecessors or assigns of such Party (collectively, the “Released Parties”).

b.	Effective as of the BCA Termination Effective Date, each Releasing Party hereby fully, unconditionally, irrevocably and forever releases, acquits and discharges the other Releasing Party’s Released Parties from any and all claims, demands, allegations, assertions, complaints, controversies, charges, duties, grievances, rights, causes of action, actions, suits, liabilities, debts, obligations, indemnification rights, promises, commitments, agreements, guarantees, endorsements, duties, damages, punitive damages, costs, losses, debts, interest and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever, including without limitation, notwithstanding anything to the contrary contained in the BCA (together with the other documents and transactions contemplated thereby) relating to breach of contract, fraud or willful breach (whether direct or indirect, known or unknown, disclosed or undisclosed, matured or unmatured, accrued or unaccrued, asserted or unasserted, absolute or contingent, determined or conditional, express or implied, fixed or variable and whether vicarious, derivative, joint, several or secondary) in connection with or arising from the BCA (together with the other documents and transactions contemplated thereby), including but not limited to their negotiation, execution, performance or nonperformance (collectively, “Claims”), that such Releasing Party has or had or can, will or may now or hereafter have, including any Claims arising under any applicable Law. Each Party acknowledges and understands that there is a risk that subsequent to the execution of this BCA Termination Agreement, each Party may discover, incur or suffer Claims that were unknown or unanticipated at the time of the execution of this BCA Termination Agreement, and which, if known on the date of the execution of this BCA Termination Agreement, might have materially affected such Party’s decision to enter into and execute this BCA Termination Agreement. Each Party further agrees that by reason of the releases contained herein, each Party is assuming the risk of such unknown Claims and agrees that this BCA Termination Agreement applies thereto.

c.	Notwithstanding anything contained in this BCA Termination Agreement to the contrary, it is the express intention of the Parties that the Claims described in paragraphs (a) and (b) of Section 2 of this BCA Termination Agreement do not include claims, if any, based upon a breach of this BCA Termination Agreement.

d.	Each Party acknowledges and agrees that it is familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Effective as of the BCA Termination Effective Date, each Party hereby waives and relinquishes any rights and benefits that such Party may have under Section 1542 or any similar statute or common law principle of any jurisdiction. Each Party acknowledges that it may hereafter discover facts in addition to or different from those that such Party now knows or believes to be true with respect to the subject.

3. Conversion and Transfer of Outstanding Indebtedness. Concurrently with the BCA Termination on the BCA Termination Effective Date, the parties hereby agree that the following outstanding indebtedness of Apollo held by Check-Cap shall be converted as follows, in accordance with the Exchange Agreement:

$16,348,253.29 of indebtedness of Apollo that is currently outstanding, pursuant to those certain loan agreements between Apollo and Check-Cap, shall be converted into a 7.5% equity position in Apollo that will be owned by Check-Cap and each of the related loan agreements between Check-Cap and Apollo will be cancelled for no further consideration.

4. No Compensation. The Parties expressly state there are no amounts owed and due of any kind with respect to the BCA. Therefore, the Parties are not entitled to seek any payment or different consideration of any kind, under or arising from the terms of the BCA. Apollo hereby waives any further interest in or claim to the Nasdaq listing of Check-Cap, or any of Check-Cap’s other assets, including, but not limited to, intellectual property or carryforward losses.

5. No Survival. Effective as of the BCA Termination Effective Date, all Parties’ right, title, and interest in and rights, duties and obligations with respect to the BCA will terminate and be of no further legal force or effect, except that, notwithstanding anything to the contrary contained in the BCA (together with the other documents and transactions contemplated thereby), this BCA Termination Agreement or the Confidentiality Agreement, the provisions set forth in Section 9.2 of the BCA and the Confidentiality Agreement shall survive the BCA Termination and remain in full force and effect.

6. No Admission of Liability. This BCA Termination Agreement and compliance with it shall not operate or be construed as an admission by any Party of any liability, misconduct or wrongdoing whatsoever against any Party released herein, and shall not be construed as an admission of a violation of the rights of any Party, or as a violation of any law, rule, regulation, or ordinance. Each Party expressly denies and wrongdoing or liability to any Party. Each Party has freely entered into this BCA Termination Agreement, and neither Party has relied upon any statements, promise, or representation from any other Party in entering this BCA Termination Agreement.

7. Authorities. Each person signing this BCA Termination Agreement on behalf of a party represents and warrants that the execution and performance of this BCA Termination Agreement has been duly authorized by all necessary laws, resolutions, and corporate action, and this BCA Termination Agreement constitutes the valid, binding, and enforceable obligations of every Party in accordance with its terms.

8. Severability. If any provision of this BCA Termination Agreement is held to be invalid, void or unenforceable, the balance of the provisions will, nevertheless, remain in full force and effect and will in no way be affected, impaired, or invalidated.

9. Counterparts; Electronic Delivery. This BCA Termination Agreement may be executed and delivered (including by facsimile or portable document format (.pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery by email to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

10. Governing Law; Jurisdiction. This BCA Termination Agreement and any dispute arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of law principles. Any legal action shall be brought in the Borough of Manhattan courts, subject to each Party’s right to remove to federal court if applicable.

[Signature Page Follows]

IN WITNESS WHEREOF, each of Check-Cap and Apollo has executed and delivered to the other party this BCA Termination Agreement as of the date first written above.

CHECK-CAP LTD.

By:	/s/ David Lontini
	Name:	David Lontini
	Title:	Interim Chief Executive Officer

APOLLO TECHNOLOGY CAPITAL CORPORATION (f/k/a NOBUL AI CORP.)

By:	/s/ Regan McGee
	Name:	Regan McGee
	Title:	Chief Executive Officer

[Signature Page to Termination Agreement]

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